Exhibit 107

CALCULATION OF FILING FEE TABLES

SCHEDULE 14A

(Form Type)

UNIVERSAL SECURITY INSTRUMENTS, INC.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$6,000,000	0.0001531	$918.60
Fees Previously Paid	--		--
Total Transaction Valuation	$6,000,000	0.0001531	$918.60
Total Fees Due for Filing			$918.60
Total Fees Previously Paid			--
Total Fee Offsets			--
Net Fee Due			$918.60

 (i)             Title of each class of securities to which transaction applies:

Common Stock, $0.01 par value per share, of the Registrant (“Common Stock”) .

(ii)             Aggregate number of securities to which transaction applies:

Not applicable.

(iii)            Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Solely for the purpose of calculating the filing fee pursuant to Exchange Act Rule 0-11(c), the underlying value of the transaction (the “Total Consideration”) is based on the $6,000,000 payable to the Registrant in accordance with the terms of the Purchase Agreement. Pursuant to Exchange Act Rule 0-11(c) and Section 14(g) of the Exchange Act, the filing fee equals the product of 0.0001531 multiplied by the Total Consideration.